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                           April 6, 2022

       Kelly Dvorak
       General Counsel
       Bank First Corporation
       402 North 8th Street
       Manitowoc, Wisconsin 54220

                                                        Re: Bank First
Corporation
                                                            Registration
Statement on Form S-4
                                                            Filed March 25,
2022
                                                            File No. 333-263865

       Dear Ms. Dvorak:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance